EXHIBIT (a)

FORM OF WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING NEW SERIES

The undersigned, being a majority of the Trustees of Parnassus Funds (the “Trust”), acting pursuant to Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented to date, hereby establish a new series designated as Parnassus Asia Fund, with all relative rights and preferences of the existing series of the Trust. The number of beneficial interests in the new series (the “Shares”) shall be unlimited. The new series shall have one class of Shares, “Investor Class”.

Dated as of :             , 2013

Jerome L. Dodson	Donald V. Potter

Herbert A. Houston	Jeanie S. Joe

Donald J. Boteler

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PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of Parnassus Funds (the “Trust”), hereby certifies that the foregoing instrument designating and establishing a new series of the Trust, Parnassus Asia Fund, has been duly adopted by a majority of the Trustees, pursuant to Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented to date.

Dated as of : , 2013
Jerome L. Dodson, President